Exhibit 2.n.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-2 of Gladstone Capital Corporation of our report dated November 14, 2018 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Gladstone Capital Corporation and our report dated November 14, 2018 relating to the senior securities table, which appear in this Registration Statement. We also consent to the references to us under the heading “Senior Securities” and “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

January 16, 2019